Pricing Supplement dated March 29, 2005                           Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)          Cusip No.  CA88319ZAJ27

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Canada Funding Corporation



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
Principal Amount:  Cdn. $130,000,000             Interest Rate:  4.00%

Issue Price:   99.941%                           Original Issue Date:  April 1, 2005

Agent's Discount or Commission: Cdn. $325,000    Stated Maturity Date:  April 1, 2008

Net Proceeds to Issuer :  Cdn. $129,598,300

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

Interest Payment Dates:
[ ]      March 15 and September 15
[X]      Other:   April 1 and October 1

Regular Record Dates
(if other than the last day of February and August):   March 15 and September 15

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes can be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption     %
    Percentage:
    Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

[X]  The Notes cannot be repaid prior to the Stated Maturity Date.

[] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Date(s):
     Optional Repayment Price(s):

Specified Currency (if other than Canadian dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
        Issue Price:     %
           Total Amount of OID:
           Yield to Maturity:
           Initial Accrual Period OID:

Agent:

    [X] BMO Nesbitt Burns Inc.
    [X] RBC Dominion Securities Inc.
    [X] Scotia Capital Inc.
    [ ] Other:
              ---------------------

Agent acting in the capacity as indicated below:
    [X] Agent   [ ] Principal


If as Principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of 99.941% of the Principal Amount.

Other Provisions: N/A



Terms are not completed for certain items above because such items are not applicable.


                       DOCUMENTS INCORPORATED BY REFERENCE


The following documents (which are not specifically listed in the Prospectus or any amendment or supplement delivered herewith), which have been filed by Textron Financial Corporation with the United States Securities and Exchange Commission (the "SEC") and the various securities commissions and similar authorities in Canada where Textron Financial Corporation is a reporting issuer or has acquired equivalent status, are specifically incorporated by reference and form an integral part of the Prospectus:

     (a) Annual Report on Form 10K for the fiscal year ended January 1, 2005 filed with the SEC on February 23, 2005 and filed with the applicable securities commissions or similar authorities in Canada on February 23, 2005.